Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon National Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that on November 30, 2017, First Horizon National Corporation acquired Capital Bank Financial Corp. (“CBF”) and its subsidiaries, including Capital Bank Corporation, by merger. CBF represented approximately 20% of consolidated total assets as of December 31, 2017 and 5% of income before income taxes for the year then ended. As permitted by the Securities and Exchange Commission, management elected to exclude CBF from its assessment of internal control over financial reporting as of December 31, 2017. Our audit of internal control over financial reporting of First Horizon National Corporation also excluded an evaluation of the internal control over financial reporting of Capital Bank Financial Corp.

KPMG LLP

Memphis, Tennessee
January 23, 2019